EXHIBIT 4(B)

                         AGREEMENT AND PLAN OF MERGER


   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 9th day of July, 1998, by and among National City Bancshares, Inc., an Indiana corporation ("NCBE"), Downstate Banking Co., an Illinois corporation ("DBC"), and each of the persons named on Exhibit A attached hereto, being all of the shareholders of DBC (each a "Shareholder" and, collectively, the "Shareholders").

                             W I T N E S S E T H:

   WHEREAS, DBC owns all of the outstanding capital stock of Downstate National Bank, a national banking association with its principal place of business in Brookport, Illinois (the "Bank"); and

   WHEREAS, the parties desire that DBC merge (the "Holding Company Merger") with and into NCBE upon the terms and conditions contained herein; and

   WHEREAS, the parties desire that, concurrently with the Holding Company Merger, the Bank merge (the "Bank Merger") with and into NCBE's subsidiary, Illinois One Bank, National Association ("IOB"), pursuant to the terms of a Bank Merger Agreement of even date herewith (the "Bank Merger Agreement") in the form attached hereto as Exhibit B (the Bank Merger and the Holding Company Merger are hereafter referred to as the "Mergers"); and

   WHEREAS, the Board of Directors of DBC deems the Mergers advisable and in the best interests of DBC and the Shareholders and has approved this Agreement and the Holding Company Merger; and

   WHEREAS, concurrently with the execution of this Agreement, the Shareholders have approved this Agreement, the Holding Company Merger and the transactions contemplated by this Agreement and the Bank Merger Agreement; and

   WHEREAS, the Board of Directors of NCBE has approved the Mergers and this Agreement.

   NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Mergers, the mode of carrying the Mergers into effect, the manner of converting the capital stock of DBC into the Merger Consideration (as hereafter defined), and such other provisions as are deemed desirable in connection with the Mergers, the parties, intending to be bound, hereby agree as follows:

   1. THE MERGERS.

   (a) THE HOLDING COMPANY MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Illinois Business Corporation Act (the "IBCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), DBC will be merged with and into NCBE. DBC shall be the merging corporation under the Holding Company Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Holding Company Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of DBC in accordance with the Statutes.

   (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Office of the Comptroller of the Currency ("OCC"); and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Mergers (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

   (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and DBC as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period or pre-consummation notice requirement imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 13, 14 and 15 of this Agreement. The parties shall execute and file on or prior to the date of Closing, articles of merger in the form required by the Statutes (the "Articles of Merger") relating to the Holding Company Merger with the Indiana Secretary of State and the Illinois Secretary of State. The time at which the Holding Company Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

   (d) TAX TREATMENT; POOLING OF INTERESTS. The parties intend for the Holding Company Merger to qualify as a tax-free reorganization within the meaning of
Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code") and as a "pooling of interests" for accounting purposes. Each of the parties agree to cooperate and take such actions as may be reasonably necessary to assure such qualification.

   (e) THE BANK MERGER. Subject to the conditions set forth in this Agreement, and in accordance with the National Bank Act, as amended, and concurrently with or immediately after the Effective Time of the Holding Company Merger, the Bank will be merged with and into IOB. The Bank shall be the merging association under the Bank Merger and its separate corporate existence shall cease. IOB shall be the surviving association under the Bank Merger and shall succeed to and assume all rights and obligations of the Bank in accordance with applicable law. Each share of common stock, $10.00 par value, of the Bank outstanding immediately prior to the Effective Time of the Bank Merger, shall be cancelled as set forth in Section 2 of the Bank Merger Agreement.

   2. EFFECTS OF THE HOLDING COMPANY MERGER.

   (a) EFFECTS OF THE HOLDING COMPANY MERGER. The Holding Company Merger shall have the effects set forth in the Statutes.

   (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   3. CONVERSION OF DBC CAPITAL STOCK. The Holding Company Merger shall have the following effects with regard to shares of the common stock, par value $5.00 per share, of DBC ("DBC Common").

   (a) EXCHANGE RATIO. As of the Effective Time, each issued and outstanding share of DBC Common shall be converted into the right to receive the following number of NCBE's common shares, without par value (" NCBE Common"):

      (i) If the Average NCBE Value (as hereafter defined) is less than $38.00, then each share of DBC Common shall be converted into that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $324.90.

      (ii) If the Average NCBE Value is equal to or greater than $38.00, then each share of DBC Common shall be converted into 8.55 shares of NCBE Common.

      (iii) "Average NCBE Value" shall mean the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market for the ten (10) trading days ended on the fifth business day prior to the Closing. A "trading day" shall mean a day on which at least 100 shares of NCBE Common are traded on the Nasdaq National Market.

      (iv) All fractional interests of NCBE Common shall be rounded to the nearest ten-thousandth (.0001).

   (b) SHARE ADJUSTMENT. If between the date hereof and prior to the Effective Time, the number of outstanding shares of NCBE Common should be changed as the result of any stock dividend, stock split or reclassification (a "Share Adjustment"), the number of shares of NCBE Common to be received by holders of DBC Common and the Average NCBE Value pursuant to Section 3(a) shall be appropriately adjusted to reflect the Share Adjustment.

   (c) TREASURY STOCK. As of the Effective Time, each issued and outstanding share of DBC Common that is owned by DBC shall be cancelled and retired and no consideration shall be delivered in exchange therefor.

   (d) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing DBC Common. Each holder of DBC Common who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average NCBE Value. Such cash and the shares of NCBE Common to be issued pursuant to Section 3(a) are referred to as the "Merger Consideration."

   (e) EXCHANGE OF DBC OPTIONS. All options to purchase shares of DBC Common ("DBC Options") that are outstanding on the date hereof and unexercised immediately prior to the Effective Time, shall be exchanged for a substitute nonqualified stock option to be issued by NCBE at or prior to the Closing. Each substitute option shall permit the holder of DBC Options to purchase shares of NCBE Common equal to the product of the number of shares of DBC Common issuable pursuant to the DBC Option multiplied by 8.55 rounded down to the nearest whole number at an exercise price of the DBC Option divided by 8.55 (rounded to the nearest whole cent).

   4. EFFECT ON NCBE COMMON. The Mergers shall have no effect on the shares of NCBE Common issued and outstanding immediately prior to the Effective Time.

   5. EXCHANGE OF CERTIFICATES.

   (a) SURRENDER OF CERTIFICATES.  Immediately after the Effective  Time, David
J. Emerson (the "Major Shareholder"), on behalf of himself and all other holders of DBC Common, will deliver to NCBE certificates representing all of the outstanding shares of DBC Common, each duly endorsed to NCBE or accompanied by a duly executed stock power. In exchange, NCBE shall issue to such holder the Merger Consideration payable in exchange for such shares of DBC Common. Separate Merger Consideration shall be issued in the name of each holder of DBC Common; however, each such holder, by their execution of this Agreement, hereby authorizes NCBE to deliver their respective Merger Consideration to the Major Shareholder on their behalf, and further hereby authorizes the Major Shareholder to accept such delivery.

   (b) ESCHEAT. Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of DBC Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

   (c) NO FURTHER OWNERSHIP RIGHTS IN DBC COMMON. The Merger Consideration paid upon the surrender of a certificate evidencing shares of DBC Common in accordance with the terms of this Section 5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of DBC Common theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by DBC on such shares of DBC Common in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of DBC Common which were outstanding immediately prior to the Effective Time.

   (d) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable to former holders of DBC Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Code. Such withheld amounts shall be treated as having been paid by any such former holder of DBC Common.

   6. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to DBC as follows:

   (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement, the execution and delivery of the Bank Merger Agreement by IOB, and the consummation of the transactions contemplated hereby and thereby by NCBE and IOB, have been duly authorized by all necessary corporate action on the part of NCBE and IOB. This Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The Bank Merger Agreement constitutes the legal, valid and binding obligation of IOB, enforceable against IOB in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE, the execution of the Bank Merger Agreement by IOB and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement by NCBE and IOB, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

   (b) NO SHAREHOLDER VOTE. No vote by the shareholders of NCBE is required to approve the Mergers under the IBCL, the articles of incorporation or by-laws of NCBE or the rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

   (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 29,000,000 shares of NCBE Common, of which 11,332,959 shares were issued and outstanding as of June 1, 1998 and 1,000,000 preferred shares, without par value, none of which are issued and outstanding. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than (i) outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock Option Plan and (ii) commitments to issue shares of NCBE Common in connection with the proposed acquisitions of Trigg Bancorp, Inc., Community First Financial Corporation, Hoosier Hills Financial Corporation, 1{st} Bancorp Vienna, Inc., Princeton Federal Bank, fsb and Commonwealth Commercial Corp.

   (d) SEC DOCUMENTS. NCBE has provided DBC with copies of the following reports filed by NCBE with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) NCBE's annual report on Form 10-K, as amended, for the year ended December 31, 1997; (ii) NCBE's quarterly report on Form 10-Q for the quarter ended March 31, 1998; (iii) NCBE's current reports on Form 8-K dated March 11, April 30, May 27, and June 9, 1998; and (iv) the proxy materials for NCBE's 1998 annual meeting of shareholders (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

   (e)  FINANCIAL   INFORMATION.    Included  in  the  SEC  Documents  are  the
consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, and the unaudited consolidated balance sheet of NCBE and its subsidiaries as of March 31, 1998 and the related unaudited statements of income, changes in shareholders' equity and cash flow for the three months then ended. Such financial statements (other than for interim periods) have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments). At December 31, 1997, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

   (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1997, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (e) not misleading.

   (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the best of NCBE's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending of threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

   (h) REGULATORY COMPLIANCE. Neither NCBE nor any of its banking subsidiaries is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the OCC, the Federal Reserve Board, the FDIC or any other federal or state banking regulatory agency, and neither NCBE nor any of its banking subsidiaries has been advised by any such agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such agency with respect to any examination of NCBE or any of its banking subsidiaries.

   (i) SHARES TO BE ISSUED. The shares of NCBE Common to be issued in the Holding Company Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

   (j) POOLINGS-OF-INTERESTS.   As  of  the date of this Agreement, NCBE has no
reason to believe that the Holding Company Merger will not qualify as a pooling-of-interests for accounting purposes.

   (k) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement or the Bank Merger Agreement, whether heretofore furnished to DBC or hereinafter required to be furnished to DBC, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

   7. REPRESENTATIONS AND WARRANTIES OF DBC. DBC represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"), as follows:

      (a)(i) ORGANIZATION AND GOOD STANDING OF DBC. DBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. DBC is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by DBC requires such qualification. DBC is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

      (ii) CAPITAL STOCK. On the date hereof, DBC has 100,000 shares of DBC Common authorized, of which 11,838.479 shares are issued and outstanding and
   999.521 shares held in the treasury. All of the issued and outstanding shares of DBC Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of DBC Common have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity securities of DBC other than DBC Common. There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of DBC Common or any contracts, commitments, understandings or arrangements by which DBC is or may be obligated to issue additional shares of DBC Common other than the DBC Options listed on the Disclosure Schedule.

      (iii) ORGANIZATION OF THE BANK. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

      (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 13,100 shares of common stock, $10.00 par value per share ("Bank Stock"), authorized, all of which are issued and outstanding. DBC is the record and beneficial owner of all of the issued and outstanding shares of the Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity securities of the Bank other than Bank Stock. There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of Bank Stock or any contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of Bank Stock.

   (b) AUTHORIZATION AND NO VIOLATION. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement by DBC, the execution of the Bank Merger Agreement by the Bank and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly authorized by all necessary corporate action on the part of DBC and the Bank. This Agreement constitutes the legal, valid and binding obligation of DBC, enforceable against DBC in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Bank Merger Agreement constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as limited by
(x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by DBC, the execution of the Bank Merger Agreement by the Bank and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of DBC or the articles of association and by-laws of the Bank (ii) any Material Contract (as defined in subsection (f)) of DBC or the Bank or (iii) any other material license, law, order, rule, regulation or judgment to which DBC or the Bank is a party, is bound or by which any of their respective properties or assets is subject. The minute books of DBC accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

   (c) SUBSIDIARIES. The Bank is the only entity (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which DBC, directly or indirectly through the Bank, has any equity or other ownership interest.

   (d) FINANCIAL STATEMENTS. DBC has delivered to NCBE the parent company only financial statements on Form FRY-9SP dated December 31, 1997 as filed with the Federal Reserve Board. Such financial statements have been prepared in conformity with the regulatory accounting requirements of the Federal Reserve Board, the balance sheet presents fairly the financial condition of DBC as of December 31, 1997 and the income statement presents fairly the results of operations of DBC for the year ended December 31, 1997. At December 31, 1997, there were no material liabilities (actual, contingent or accrued) of DBC which should have been shown or reflected in such financial statements, but which are not so shown or reflected.

   (e) TAXES AND TAX RETURNS.

      (i) To the best knowledge of DBC, each of DBC and the Bank has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which DBC and the Bank either singly or in the aggregate have set aside adequate reserves. To the best knowledge of DBC, the amounts recorded as reserves for Taxes on the financial statements of the Bank as of December 31, 1997, are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended December 31, 1997 or for any year or period prior thereto. The federal and state Returns of DBC and the Bank either have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or the tax years have been closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended December 31, 1993 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon DBC or the Bank. Neither DBC nor the Bank has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. Neither DBC nor the Bank has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. DBC has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where DBC was not the common parent of the group. Neither DBC nor the Bank is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than DBC or the Bank. Neither DBC nor the Bank has filed a consent under Section 341(f) of the Code. DBC has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to April 15, 1998, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1995.

      (ii) All monies required to be withheld from employees of DBC and the Bank for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of DBC management is adequate, has been established.

   (f) MATERIAL CONTRACTS. The Disclosure Schedule contains a list of all executory contracts, indentures, commitments, and other agreements in excess of $50,000 (other than commitments by the Bank to make loans in the ordinary course of its business) to which DBC or the Bank is a party or to which DBC or the Bank or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). All Material Contracts were entered into in the ordinary course of business. Each of DBC and the Bank has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by DBC or the Bank or, to the best knowledge of DBC, any other party thereto has occurred which will impair the ability of DBC or the Bank to enforce any material rights thereunder.

   (g) REAL ESTATE. DBC has good title to all of the assets reflected as owned in the financial statements described in subsection (e), and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by DBC or the Bank are (i) to the best knowledge of DBC, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) to the best knowledge of DBC, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by DBC or the Bank of the real property or tangible personal property owned or leased by either of them.

   (h) NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has been no material adverse change in the business, financial condition, properties, results of operations, or capitalization of DBC or the Bank.

   (i) LITIGATION. Except as set forth on the Disclosure Schedule, there is no litigation, claim, investigation or other proceeding pending or, to the knowledge of DBC, threatened, against or adversely affecting DBC or the Bank, or of which the property of DBC or the Bank is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of DBC and the Bank, taken as a whole. To the best knowledge of DBC, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of DBC or the Bank in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting DBC or the Bank, or the assets or business of DBC or the Bank, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of DBC and the Bank, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

   (j) INSURANCE. Except as set forth on the Disclosure Schedule, DBC and the Bank have in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of DBC management for the businesses in which DBC and the Bank are engaged. All policies of insurance owned or held by DBC or the Bank are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof are paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

   (k) COMPLIANCE WITH LAWS. Each of DBC and the Bank has conducted its business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by DBC and the Bank, to the best knowledge of DBC, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on DBC and the Bank, taken as a whole.

   (l) BROKER'S AND FINDER'S FEES.   Neither  DBC nor the Bank has incurred any
obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

   (m) EMPLOYEE BENEFIT PLANS.

      (i) Except for the businesses conducted by DBC and the Bank, there are no other trades or businesses, whether or not incorporated, which, together with DBC or the Bank, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

      (ii)   The  Disclosure  Schedule sets forth a true and a complete list of
   (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that DBC or the Bank or its predecessors by merger currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained by DBC or the Bank for the benefit of any current or former employees of DBC, the Bank or its predecessors by merger (the ERISA Plans and such other plans are collectively referred to as the "Plans"). Except as otherwise set forth on the Disclosure Schedule, DBC has provided to NCBE copies of all Plans and related trusts or funding arrangements for such Plans; the most recent determination letter for each Plan as to which a determination letter has been issued, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based and any material correspondence to or from the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last three years preceding the date hereof in connection with any ERISA Plan. Except as otherwise set forth on the Disclosure Schedule, DBC has also provided to NCBE for each Plan, copies of any fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, DOL or PBGC within the last year preceding the date of this Agreement.

      (iii) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of DBC, the Bank or its predecessors by merger for any period extending beyond their retirement or other termination of service other than
   (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); (C) except as otherwise set forth on the Disclosure Schedule, benefits which in the aggregate are not material; or (D) the employees' account balances in a defined contribution ERISA Plan.

      (iv) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified. To the best knowledge of DBC, nothing has occurred since the dates of the respective IRS favorable determination letters that would adversely affect the qualification of the Plans and their related trusts.

      (v) To the best knowledge of DBC, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance in all material respects with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in compliance with such requirements and its own terms in all material respects.

      (vi) Except as set forth on the Disclosure Schedule, to the best knowledge of DBC, none of DBC, the Bank or its predecessors by merger currently maintains or contributes to, or has within the five year period preceding the date hereof, maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

      (vii) To the best knowledge of DBC, none of DBC, the Bank, its predecessors by merger, any of the Plans or any trust created thereunder, or, any trustee or administrator thereof has engaged in a transaction in connection with which DBC or the Bank, any of the Plans or any such trust, would be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. Neither of DBC nor the Bank is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, will become liable for any tax imposed under Section 4978 of the Code.

      (viii) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) to the best knowledge of DBC, complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or, to the best knowledge of DBC, against any Plan fiduciary or administrator, or against DBC or the Bank or their officers or employees with respect to any Plan.

      (ix) To the best knowledge of DBC and except as set forth on the Disclosure Schedule, each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability on the part of the Surviving Corporation, NCBE, DBC or the Bank, to any person, entity or government agency for any conduct, practice or omission which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

      (x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Bank Merger Agreement will (A) result in any material payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any director or any employee of DBC or the Bank from DBC or the Bank under any Plan; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, except as a result of the actions described in clause (xi) of this Section 7(m).

      (xi) The termination of DBC's employee stock ownership plan (the "ESOP") and the related actions to be taken with respect to the ESOP as provided in
   Section 11(h) will not violate the provisions of the ESOP or any applicable laws, rules or regulations, including without limitation, ERISA, the Code or rules and regulations of the DOL or IRS.

   (n) LABOR MATTERS. Neither DBC nor the Bank is a party to or has in effect any organized labor contract or collective bargaining agreement.

   (o) ENVIRONMENTAL MATTERS.

      (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which DBC, the Bank or its predecessors by merger have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

      (ii) To the best knowledge of DBC, neither the conduct nor operation of any of DBC, the Bank or its predecessors by merger nor any condition of any property presently or previously owned, leased or operated by any of them violates or has violated Environmental Laws in any respect that would have a material adverse effect on the financial condition, results of operations or business of DBC and the Bank, taken as a whole, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) DBC or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of DBC and the Bank, taken as a whole. Neither DBC nor the Bank has received any notice from any person or entity that any of DBC, the Bank or its predecessors by merger or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

   (p) REGULATORY COMPLIANCE. Neither DBC nor the Bank is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the OCC, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and neither DBC nor the Bank has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of DBC or the Bank.

   (q) POOLING-OF-INTERESTS.   As  of  the  date  of this Agreement, DBC has no
reason to believe that the Holding Company Merger will not qualify as a pooling-of-interests for accounting purposes.

   (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by DBC contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement or the Bank Merger Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

   (s) KNOWLEDGE OF DBC. For purposes of this Agreement, "the knowledge of DBC," "the best knowledge of DBC', "known to DBC" or similar formulations shall mean the actual knowledge of the President and the Secretary of DBC, who are the only officers of DBC.

   8. REPRESENTATIONS OF THE SHAREHOLDERS. Each of the Shareholders, severally and not jointly, represents and warrants to NCBE as follows:

   (a) IDENTIFICATION OF SHAREHOLDER. Exhibit A correctly sets forth the name, address and social security or federal taxpayer identification number of such Shareholder. Such Shareholder is the record and beneficial owner of the number of shares of DBC Common set forth opposite his, her or its name on Exhibit A, free and clear of all liens, restrictions and claims of any kind.

   (b) ENFORCEABILITY. This Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized, executed and delivered by such Shareholder and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

   (c) INVESTMENT INTENT; SEC DOCUMENTS. Such Shareholder is acquiring the shares of NCBE Common hereunder for his, her or its own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the shares of NCBE Common, except in compliance with applicable state and federal securities laws. Such Shareholder has had the opportunity to discuss the transactions contemplated hereby with NCBE and has had the opportunity to obtain such information pertaining to NCBE as has been requested, including but not limited to the SEC Documents.

   9. COVENANTS OF NCBE.  NCBE agrees with DBC as follows:

   (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any unreasonable terms of or conditions to an approval of any Applicable Governmental Authority, to change the business practices of NCBE or any NCBE subsidiary in any material respect or to institute any litigation in connection with such approvals. NCBE shall keep DBC reasonably informed as to the status of such applications and shall provide to DBC copies of such applications and any supplementally filed materials.

   (b) ACCESS TO INFORMATION. NCBE shall permit DBC reasonable access during regular business hours to its properties. NCBE shall disclose and make available to DBC and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to DBC, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which DBC may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement and the Bank Merger Agreement.

   (c) EMPLOYEE BENEFIT PLANS. The Plans currently maintained by DBC that are listed on the Disclosure Schedule shall remain in effect, subject to the terms of such Plans as in effect on the date hereof, after the Effective Time through such date as NCBE may determine as the date on which employees of DBC shall become covered by an NCBE employee benefit or welfare plan (an "NCBE Plan"). Employees of DBC shall be entitled to participate in each NCBE Plan on the same terms and to the same extent as employees of NCBE, and DBC employees shall receive credit for their period of service to DBC for purposes of determining accrued vacation, sick leave and short-term disability, as well as eligibility, participation and vesting. This Agreement shall not confer upon any such employee of DBC any rights or remedies hereunder and shall not constitute a contract of employment or create any right to be retained in the employment of NCBE.

   (d) RULE 144. NCBE agrees that it will file the reports required to be filed by it under applicable federal securities law and regulations, and it will take such further action as any Holder (as defined in Section 16 below) may reasonably request, to the extent required from time to time to enable such Holder to sell any of the Shares (as defined in Section 16 below) without registration under the Securities Act of 1933, as amended (the "Securities Act") within the limitation of the exemptions provided by Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any such Holder, NCBE will deliver to such Holder a written statement as to whether it has complied with the foregoing requirements.

   10. AGREEMENTS WITH RESPECT TO CONDUCT OF DBC AND THE BANK PRIOR TO THE CLOSING. DBC agrees with NCBE as follows:

   (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS. Each of DBC and the Bank will, except as otherwise agreed to in writing by NCBE:

      (i) carry on its respective business in the ordinary course and consistent with its respective policies, procedures and practices as heretofore conducted;

      (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

      (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

      (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

      (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

   (b) NOTICE. DBC will promptly notify NCBE of any event which hereafter becomes known to DBC which is reasonably likely to have a material adverse effect on the financial condition, operations, business or assets of DBC and the Bank, taken as a whole, or if DBC determines that it may be unable to fulfill the conditions set forth in Section 13 or 14 hereof.

   (c) PROHIBITED ACTION WITHOUT APPROVAL.   Neither  DBC  nor  the  Bank will,
except with the prior written consent of NCBE, do any of the following:

      (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by DBC or the Bank; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by DBC or the Bank (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $500,000 to any one person or to any group of related persons to whom borrowings must be aggregated for purposes of regulatory limits on loans to one borrower, other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

      (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $50,000 in the aggregate; or

      (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of DBC or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than (A) cash dividends on the DBC Common in an amount equal to $1.50 per share payable quarterly; provided, however, that DBC shall coordinate with NCBE the record and payment dates of dividends (which payments do not include the tax distributions) payable pursuant to clause
   (A) for the quarter in which the Effective Time occurs, such that DBC shareholders shall receive dividends from either DBC or NCBE, but not both, with respect to such quarter, (B) cash dividends payable by the Bank, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and (E) obligations or liabilities permitted to be incurred pursuant to Section 10(c)(i) hereof; or

      (iv) sell, pledge or redeem any Bank Stock; amend its articles of incorporation or articles of association, as the case may be, or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

      (v) enter into, amend or extend any employment agreement, pay any extraordinary bonus or establish any general increase in salaries; or

      (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

      (vii) open any new office or close any current office of the Bank; or

      (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

   (d) NO SOLICITATION.

      (i) Neither DBC nor the Bank nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless DBC's Board of Directors has reasonably determined in good faith based upon the written advice of DBC's counsel that the failure to do so could cause the Board of Directors to breach its fiduciary duties under applicable law, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to DBC or the Bank to any third party for the purpose of studying, considering, soliciting or inducing, any offer or possible offer by any such third party or any other third party to acquire DBC or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of DBC or the Bank. DBC will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

      (ii) Upon the execution of this Agreement, DBC shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire DBC or the Bank.

   (e) INSIDER LENDING. The Bank shall not change or modify any of their current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

   (f) NO VIOLATION. Neither DBC nor the Bank will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties in a manner which is reasonably likely to result in a material adverse effect on DBC and the Bank, taken as a whole.

   (g) ACCOUNTING. Each of DBC and the Bank will maintain its books, accounts and records in accordance with GAAP. Neither DBC nor the Bank shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither DBC nor the Bank shall change any practice or policy with respect to the charging off of loans or the maintenance of their reserve for possible loan losses, except as required by law, regulation or GAAP.

   11. ADDITIONAL AGREEMENTS.

   (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, DBC shall permit NCBE and its authorized representatives reasonable access during regular business hours to DBC's properties and those of the Bank. DBC shall make its and the Bank's directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and DBC shall, and shall cause the Bank to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of DBC and the Bank, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement and the Bank Merger Agreement.

   (b) MANAGEMENT REPORTS. DBC shall promptly provide to NCBE copies of any reports to or minutes of meetings of the Board of Directors of DBC or the Bank or any committee thereof. Throughout the period prior to the Effective Time, DBC and the Bank will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of DBC and the Bank.

   (c) NOTIFICATION OF CHANGE. DBC shall promptly notify NCBE of any material change in the ordinary course of business or in the operation of the properties of DBC or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving DBC or the Bank which is material to, or which might have a material adverse effect on DBC and the Bank, taken as a whole, or of any breach by DBC of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

   (d) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, DBC shall promptly furnish NCBE with any information within its possession which relates to DBC or the Bank and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. DBC agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

   (e) DISPOSITION BY SHAREHOLDERS. The Shareholders agree that prior to the Effective Time they will not sell, transfer or otherwise dispose of any shares of DBC Common held by any of them and further that they will not sell, transfer or otherwise dispose of any of the shares of NCBE Common received by any of them in the Holding Company Merger until after such time as results covering at least 30 days of combined operations of DBC and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. The Shareholders further agree that the shares of NCBE Common issued in the Holding Company Merger will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by NCBE with the Commission of any registration statement, in which case, the Shareholders shall first provide NCBE with an opinion of counsel (which counsel and opinion shall be satisfactory to NCBE) that such exemption is available, or (ii) an effective registration statement filed by NCBE with the Commission under the Securities Act.

   (f) LEGEND. The certificates representing the shares of NCBE Common to be issued in the Holding Company Merger shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

NCBE may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

   (g) TERMINATION OF ESOP. DBC and NCBE shall take such actions as may be necessary in connection with the termination of the ESOP, including: repaying of the outstanding loan used to acquire the DBC Common; releasing the assets held as collateral in the ESOP suspense account; allocating unallocated assets held by the ESOP to the ESOP participants; obtaining an IRS determination that the termination of the ESOP will not affect the qualified status of the ESOP under the Code; and distributing to participants their interests in the ESOP. Neither DBC nor NCBE shall take any action to remove David J. Emerson as trustee of the ESOP or name additional trustees, except as a result of the death, incapacity, resignation as trustee or gross misconduct of David J. Emerson.

   (h) LISTING. NCBE shall use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market.

   12.   REGISTRATION  RIGHTS.   The  Shareholders  shall  have  the  following
registration rights with respect to the shares of NCBE Common to be issued to them in the Holding Company Merger (the "Shares"):

   (a) FILING OF REGISTRATION STATEMENT. NCBE will utilize its best efforts to file, within sixty (60) days after the Effective Time, with the Commission a registration statement on Form S-3 under the Securities Act for the purpose of registering the Shares for resale by a Holder thereof (the "Registration Statement"). For purposes of this Section 12, a person is deemed to be a "Holder" of the Shares whenever such person is the record owner of the Shares. NCBE will use its best efforts to have the Registration Statement become effective and cause the Shares to be registered under the Securities Act, and registered, qualified or exempted under the state securities laws of such jurisdictions as any Holder reasonably requests, as soon as is reasonably practicable after filing. Notwithstanding the foregoing, NCBE may, upon written notice to the Holders delay, for a maximum of thirty (30) days the filing of the Registration Statement, if NCBE determines in good faith that such Registration Statement might interfere with or affect the negotiation or completion of any transaction that is being contemplated by NCBE (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised.

   (b) EXPENSE OF REGISTRATION. NCBE shall pay all expenses incurred in connection with the registration, qualification and/or exemption of the Shares, including any securities law registration and filing fees, printing expenses, fees and disbursements of NCBE's counsel and accountants, transfer agents' and registrant' fees, fees and disbursements of experts used by NCBE in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectus contained therein. NCBE shall not, however, be liable for any sales, broker's or underwriting commissions.

   (c)  FURNISHING  OF  DOCUMENTS.   NCBE shall furnish  to  the  Holders  such
reasonable number of copies of the Registration Statement or prospectus contained therein and such other documents as the Holders may reasonably request in order to facilitate the resale of the Shares.

   (d) AMENDMENTS AND SUPPLEMENTS. NCBE shall prepare and promptly file with the Commission and promptly notify the Holders of the filing of such amendments or supplements to the Registration Statement or prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. NCBE shall also advise the Holders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. If, after a Registration Statement becomes effective, NCBE advises the Holders that NCBE considers it appropriate for such Registration Statement to be amended, the Holders shall suspend any further sales of the Shares registered hereunder until NCBE advises such Holders that the Registration Statement has been amended. NCBE shall use its best efforts to promptly file any such amendment of the Registration Statement.

   (e) DURATION. NCBE shall maintain the effectiveness of the Registration Statement for at least one (1) year after the Effective Time and until such time as NCBE reasonably determines and provides written notice to the Holders, based on an opinion of counsel, that the Holders will be eligible to sell all of the Shares then owned by the Holders without the need for continued registration of the Shares, in the three month period immediately following the termination of the effectiveness of the Registration Statement. NCBE's obligations contained in subsections (a), (c) and (d) of this Section 12 shall terminate on the second anniversary of the Effective Time.

   (f) FURTHER INFORMATION. If any Shares owned by a Holder are included in any registration, such Holder shall furnish NCBE such information regarding itself as NCBE may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

   (g) INDEMNIFICATION.

      (i) NCBE will indemnify and hold harmless the Holders and each person, if any, who controls a Holder within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable legal fees and expenses) to which the Holders or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that NCBE will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in strict conformity with information furnished by or on behalf of any Holder or such controlling person in writing specifically for use in the preparation thereof.

      (ii) Each of the Holders, jointly and severally, will indemnify and hold harmless NCBE and each person, if any, who controls NCBE within the meaning of the Securities Act, from and against any and all losses, damages, liabilities, costs and expenses to which NCBE or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of any Holder specifically for use in the preparation thereof.

      (iii) Promptly after receipt by an indemnified party pursuant to the provisions of subparagraph (i) or (ii) of this subsection (g) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of such subparagraph (i) or (ii), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of such subparagraph (i) or (ii) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (A) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (B) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (C) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

   13. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

   (a) REGULATORY APPROVAL. The transactions contemplated by this Agreement and the Bank Merger Agreement shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

   (b) NO ACTION TO PREVENT CONSUMMATION.

      (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (i) result in an order enjoining the Mergers, (ii) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Mergers; or (iii) have a material adverse effect on the future conduct of the business of a party;

      (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement would constitute a violation of any statute, rule, regulation or policy and that it intends to commence proceedings to restrain consummation of the Mergers; and

      (iii) No  statute, rule, regulation or policy shall have been promulgated
   or  enacted  by   any   governmental   or  regulatory  agency  of  competent
   jurisdiction which shall prevent or declare the Mergers illegal.

   (c) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels, in form and substance satisfactory to the parties, to the effect that the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

   14.  CONDITIONS TO OBLIGATIONS  OF  NCBE.   The obligation of NCBE to effect
the Mergers is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

   (a) DUE DILIGENCE INVESTIGATION. NCBE shall have completed a due diligence investigation of DBC which is satisfactory to NCBE in its sole discretion; provided, however, that any termination of this Agreement by NCBE for failure of this condition pursuant to Section 18(b) must be exercised by NCBE within thirty (30) days of the date hereof.

   (b) STATUS AS OF CLOSING. All representations and warranties of DBC contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on DBC and the Bank, taken as a whole; DBC shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of DBC and the Bank, taken as a whole; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of DBC) stating that to the best of his knowledge such conditions have been satisfied.

   (c) ATTORNEY'S OPINION. NCBE shall have received an opinion, dated the Closing, of Bryan Cave LLP, counsel for DBC, in substantially the form of Exhibit C attached hereto.

   (d) POOLING-OF- INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Holding Company Merger shall qualify for the pooling-of-interests method of accounting if consummated in accordance with this Agreement; provided, however, that the foregoing condition shall be waived if the Holding Company Merger does not so qualify as the result of actions within NCBE's control.

   15. CONDITIONS TO OBLIGATIONS OF DBC. The obligation of DBC to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

   (a) DUE DILIGENCE INVESTIGATION. DBC shall have completed a due diligence investigation of NCBE which is satisfactory to DBC in its sole discretion; provided, however, that any termination of this Agreement by DBC for failure of this condition pursuant to Section 18(c) must be exercised by DBC within thirty
(30) days of the date hereof.

   (b) STATUS AS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to DBC a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

   (c) ATTORNEY'S OPINION. DBC shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit D attached hereto.

   16. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Mergers. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Mergers becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and
(c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

   17. PAYMENT OF EXPENSES. Each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby and by the Bank Merger Agreement.

   18. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of DBC have approved this Agreement, this Agreement may be terminated at any time on or prior to the
Closing:

   (a) MUTUAL CONSENT.  By mutual written consent of DBC and NCBE.

   (b) CONDITIONS TO NCBE'S OBLIGATIONS NOT MET. By NCBE, upon written notice to DBC, if any of the conditions set forth in Sections 13 or 14 are no longer capable of being satisfied by February 28, 1999 or shall not have been satisfied by such date.

   (c) CONDITIONS TO DBC'S OBLIGATIONS NOT MET. By DBC, upon written notice to NCBE, if any of the conditions set forth in Sections 13 or 15 are no longer capable of being satisfied by February 28, 1999 or shall not have been satisfied by such date.

   (d) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or DBC pursuant to this Section 18, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or DBC or the respective directors, officers, employees, agents or stockholders of either of them unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

   19. PUBLICITY AND REPORTS. NCBE and DBC shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

   20. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 1(d), 5, 8, 9, 11, 12, 16 and 17 shall survive the Effective Time or the earlier termination of this Agreement.

   21. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

   If to NCBE, addressed to:

      National City Bancshares, Inc.
      227 Main Street
      P. O. Box 868
      Evansville, Indiana 47705-0868
      Attn: Robert A. Keil
      Fax No. (812) 464-9825

      With a copy addressed to:

      Baker & Daniels
      300 North Meridian Street, Suite 2700
      Indianapolis, Indiana 46204-1782
      Attn: David C. Worrell
      Fax No. (317) 237-1000

   If to DBC, addressed to:

      Downstate Banking Co.
      Third and Ohio Streets
      P. O. Box 187
      Brookport, Illinois  62910
      Attn: David J. Emerson
      Fax No.  (618) 564-2058

      With a copy addressed to:

      Bryan Cave LLP
      One Metropolitan Square
      211 N. Broadway
      St. Louis, Missouri  63102-2750
      Attn:  Mark B. Hillis
      Fax No.  (314) 259-2020

   22. MISCELLANEOUS.

   (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

   (b)  LAW  GOVERNING.   This  Agreement  will be governed  in  all  respects,
including validity, interpretation and effect, by the laws of the State of Indiana.

   (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

   (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of DBC, to the extent authorized by applicable law, by a writing signed by DBC and NCBE.

   (e) ENTIRE AGREEMENT. All exhibits, including the Bank Merger Agreement, and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

   (f) REMEDIES; ATTORNEYS' FEES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity. In the event that any legal action is brought to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such action.

   (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                  NATIONAL CITY BANCSHARES, INC.



               By: /S/ ROBERT A. KEIL
                         Robert A. Keil, President
ATTEST:


 /S/ STEPHEN C. BYLICK, JR.
Stephen C. Byelick, Jr., Secretary


                  DOWNSTATE BANKING CO.


               By: /S/ DAVID J. EMERSON
                        David J. Emerson, President and CEO
ATTEST:

    /S/ PATRICIA LAMBERT
Exec. Vice Pres./Cashier

                  SHAREHOLDERS:

                  /S/ DAVID J. EMERSON
                  David J. Emerson

                  /S/ DAVID J. EMERSON
                  David J. Emerson, Trustee, Downstate National
                  Bank Employees Stock Ownership Plan


                  DOWNSTATE NATIONAL BANK, for the benefit
                    of David J. Emerson Individual Retirement Account

               By: /S/ TRULA BEARD
                       Trula Beard, Assistant Cashier


                  /S/ JAMES F. EMERSON
                  James F. Emerson

                  /S/ LARRY P. FLYNN
                  Larry Flynn

                  /S/ JEFFERY GRIMES
                  Jeffery Grimes

                  /S/ JOHN REDNOUR
                  John Rednour

                  /S/ PATRICIA LAMBERT
                  Patricia Lambert


                  DOWNSTATE NATIONAL BANK, for the benefit
                    of Patricia Lambert Individual Retirement Account

               By /S/ TRULA BEARD
                       Trula Beard, Assistant Cashier

                                   EXHIBIT A


                            SHAREHOLDER INFORMATION


        Name                           Address                  Social Security or                  Number of
                                                                 Federal Taxpayer                 Shares of DBC
                                                                  Identification                  Common Owned
                                                                      Number
David J. Emerson               P. O. Box 187                        ###-##-####              7,614.4602
                               Brookport, IL 62910
David J. Emerson,              P.O. Box 187                          37-192688               1,039.5825
 Trustee DNB                   Brookport, IL 62910
 Employees Stock
 Ownership  Plan
DNB, FBO David J.              P.O. Box 187                         ###-##-####              740.4960
 Emerson, IRA                  Brookport, IL 62910
James F. Emerson               1699 Lakeside Drive                  ###-##-####              950.0000
                               Orlando, FL  32801
Larry Flynn                    Drawer G                             ###-##-####              240.0000
                               Golconda, IL  62938
Jeffery Grimes                 622 Girard                           ###-##-####              500.0000
                               Metropolis, IL  62960
John Rednour                   P.O. Box 428                         ###-##-####              100.0000
                               R.R. 2, Box 307
                               Duquoin, IL 62832
Patricia Lambert               203 East Meadows                     ###-##-####              179.0000
                               Altamont, IL  62411
DNB, FBO Patricia              P.O. Box 187                         ###-##-####              474.9403
 Lambert IRA                   Brookport, IL 62910

                                   EXHIBIT B


                             BANK MERGER AGREEMENT

   THIS BANK MERGER AGREEMENT ("Agreement") is dated as of _________ __, 1998, between Illinois One Bank, National Association, a national banking association ("IOB"), and Downstate National Bank, a national banking association ("DNB").

                                  WITNESSETH:

   WHEREAS, as of the date hereof, the outstanding capital stock of IOB consists of 55,000 shares of Common Stock, $10.00 par value per share (the "IOB Stock");

   WHEREAS, as of the date hereof, the outstanding capital stock of DNB consists of 13,100 shares of Common Stock, $10.00 par value per share (the "DNB Stock");

   WHEREAS, all of the IOB Stock is owned of record and beneficially by National City Bancshares, Inc., an Indiana corporation ("NCBE");

   WHEREAS, all of the DNB Stock is owned of record and beneficially held by Downstate Banking Co., an Illinois corporation ("DBC").

   WHEREAS, NCBE and DBC are parties to an Agreement and Plan of Merger of even date herewith (the "Acquisition Agreement"), relating to the merger of DBC with and into NCBE (the "Holding Company Merger");

   WHEREAS, the Boards of Directors of IOB, DNB, NCBE and DBC have all approved the merger of DNB with and into IOB (the "Bank Merger").

   NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and for the purpose of prescribing the terms and conditions of the Bank Merger, the mode of carrying the same into effect, the manner, basis and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:

   1. THE BANK MERGER.

   (a) THE BANK MERGER. Pursuant to the provisions of the National Bank Act, as amended (the "NBA"), DNB shall be merged with and into IOB, with IOB to survive the Bank Merger as the surviving association or bank (the "Surviving Bank").

   (b) EFFECTIVE TIME OF THE BANK MERGER. The Bank Merger shall become effective at the time specified in the certificate approving the Bank Merger issued by the Comptroller of the Currency ("OCC") which shall be concurrently with or immediately after the effective time of the Holding Company Merger. The time at which the Bank Merger becomes effective is hereinafter referred to as the "Effective Time of the Bank Merger."

   2. CONVERSION OF CAPITAL STOCK. At the Effective Time of the Bank Merger, each share of DNB Stock then outstanding shall, by virtue of the Bank Merger and without any action by the holder or issuer thereof, be surrendered, retired and cancelled and each share of IOB Stock shall be converted into one share of common stock, $10.00 par value of the Surviving Bank. No provision is made herein for the rights of dissenters under either the NBA or the IBA because NCBE, the owner of all of the outstanding shares of the IOB Stock, and DBC, the owner of all of the outstanding shares of the DNB Stock, have each approved the Bank Merger.

   3. EFFECT OF THE BANK MERGER

   (a) GENERAL. At the Effective Time of the Bank Merger, DNB shall be merged with and into IOB and the separate existence of DNB shall cease. The Surviving Bank shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a banking association organized under the NBA. The Surviving Bank shall possess all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and all and every other interest, of or belonging to or due to IOB or DNB and the same shall be deemed taken and transferred to and vested in the Surviving Bank without further act or deed, and the title to any such property or rights, or any interest therein, vested in IOB or DNB shall not revert to or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall be liable for all the liabilities and obligations of IOB and DNB in the same manner and to the same extent as if the Surviving Bank had itself incurred such liabilities and obligations and had contracted therefor, and any claim existing or any action or proceeding pending by or against IOB or DNB may be prosecuted to judgment as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors, nor any liens upon the property of IOB or DNB shall be impaired by the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time of the Bank Merger.

   (b) NAME.  The Surviving Bank shall operate under IOB's name.

   (c)   PRINCIPAL OFFICE.  The principal office of the Surviving Bank shall be
located  at   IOB's   office  at  Posey  Avenue  and  Lincoln  Boulevard  West,
Shawneetown, Illinois.

   (d) ARTICLES OF ASSOCIATION  AND  BY-LAWS.   The Articles of Association and
By-Laws of IOB shall be the Articles of Association and the By-Laws of the Surviving Bank.

   (e) DIRECTORS AND OFFICERS. As of the Effective Time of the Bank Merger, the Board of Directors of the Surviving Bank will consist of those directors of IOB in office immediately prior to the Effective Time. As of the Effective Time of the Bank Merger, the officers of the Surviving Bank will consist of those officers of IOB in office immediately prior to the Effective Time of the Bank Merger. The directors and officers of the Surviving Bank shall hold such offices until such time as their respective successors have been elected and qualified.

   4. TERMINATION. This Agreement shall be terminated upon a termination of the Acquisition Agreement.

   5. REGULATORY APPROVAL; THIRD PARTIES

   (a) REGULATORY APPROVAL. IOB and DNB shall each use their best efforts to obtain all approvals of any banking regulatory agency of the United States or of the State of Illinois, which approval is necessary in order for the transactions contemplated hereby to comply with federal or state laws, and each shall take all action proper or advisable to obtain such approvals. IOB and DNB shall cause to be prepared and filed any and all such applications or submissions necessary to obtain such approvals.

   (b) INFORMATION. IOB and DNB shall each furnish the other with all information reasonably required for inclusion in any application made by IOB or DNB to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

   (c) CONSENTS OF THIRD PARTIES. IOB and DNB shall obtain written consents to the transactions contemplated hereby to the extent that such consents are necessary to prevent the consummation of such transactions from constituting a breach of, or a default under, any agreement to which either of them is a party.

   (d) OTHER LEGAL REQUIREMENTS. IOB and DNB shall comply with all other legal requirements relating to or resulting from the Merger, including any notifications required to be given to depositors under the Federal Deposit Insurance Act, as amended, after the Effective Time.

   6. MISCELLANEOUS

   (a) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and this Agreement may be amended, modified or supplemented at any time, and from time to time (either before or after the shareholders of IOB and DNB has approved the Bank Merger) pursuant to due authorization of the Boards of Directors of the parties hereto. No such waiver, amendment or modification shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

   (b) ENTIRE AGREEMENT. This Agreement and the Acquisition Agreement contain the entire agreement between IOB and DNB with respect to the Bank Merger.

   (c) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the laws of the State of Illinois.

   (d) DESCRIPTIVE HEADINGS. The descriptive headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, all as of the date and year first above written.


               ILLINOIS ONE BANK, NATIONAL ASSOCIATION


               By:_______________________________________
                    Tom Patton, President and CEO

Attest:

______________________________
Karen S. Frier, Cashier


               DOWNSTATE NATIONAL BANK



               By:_______________________________________
                    David J. Emerson, President and
                    Chief Executive Officer

Attest:

______________________________
___________________, __________

                                   EXHIBIT C

                      FORM OF OPINION OF COUNSEL FOR DBC



   Capitalized terms used and not otherwise defined herein have the meanings given them in the Agreement and Plan of Merger (the "Agreement").

   1. DBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

   2. Each of DBC and the Bank have the requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

   3. The authorized capital stock of DBC consists of 100,000 shares of DBC Common. Based solely on a review of DBC's stock records, there are 11,838.479 shares of DBC Common issued and outstanding and 999.521 shares of DBC Common held in the treasury. The authorized capital stock of the Bank consists of 13,100 shares of Bank Stock. Based solely on a review of the Bank's stock transfer records, there are 13,100 shares of Bank Stock issued and outstanding, all of which are owned of record by DBC. All the outstanding shares of DBC Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and, to the best of our knowledge, were not issued in violation of any preemptive rights.

   4. The Agreement has been duly executed and delivered by DBC and constitutes a valid and binding obligation of DBC, enforceable against DBC in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

   5. The Bank Merger Agreement has been duly executed and delivered by the Bank and constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

   6. All consents or approvals from Applicable Governmental Authorities that are required to be obtained by DBC or the Bank in connection with the Mergers have been obtained.

   7. The execution and delivery by DBC of the Agreement, the execution and delivery by the Bank of the Bank Merger Agreement, and the performance by DBC and the Bank of their respective agreements in, the Agreement and the Bank Merger Agreement do not: (a) violate DBC's articles of incorporation or by-laws or the articles of association, or by-laws of the Bank, or (b) to the best of our knowledge, violate, result in a breach of or constitute a default under any Material Contract listed in the Disclosure Schedule to which DBC or the Bank is a party or by which its respective properties are bound.

   8. Upon the filing and acceptance of the Articles of Merger by the Illinois Secretary of State and assuming the Holding Company Merger is effective under the laws of the State of Indiana, the Holding Company Merger will become effective under the IBCA upon the issuance of a Certificate of Merger by the Illinois Secretary of State.

   9. No further action on the part of DBC or the holders of DBC Common is required to approve the Holding Company Merger.

                                   EXHIBIT D

                      FORM OF OPINION OF COUNSEL FOR NCBE


   Capitalized terms used and not otherwise defined herein have the meanings given them in the Agreement and Plan of Merger (the "Agreement").

   1. NCBE is a corporation organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

   2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

   3. The authorized capital stock of NCBE consists of 29,000,000 shares of NCBE Common and 1,000,000 shares of Preferred Stock, without par value. All shares of NCBE Common to be issued to shareholders of DBC pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

   4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

   5. The Bank Merger Agreement has been duly executed and delivered by IOB and constitutes a valid and binding obligation of IOB, enforceable against IOB in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

   6. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Mergers have been obtained.

   7. No vote by the holders of any of the capital stock of NCBE to approve the Mergers is required under Indiana law, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

   8. The execution and delivery by NCBE of the Agreement, the execution and delivery by IOB of the Bank Merger Agreement, and the performance by NCBE and IOB of their agreements in, the Agreement and the Bank Merger Agreement do not:
(a) violate its articles of incorporation or by-laws; or (b) to the best of our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

   9. Upon the filing and acceptance of the Articles of Merger by the Indiana Secretary of State and assuming the Merger is effective under the laws of the State of Illinois, the Holding Company Merger will become effective under the IBCL at the time specified in the Articles of Merger.